Exhibit 99.3

Radiant Employee Key Messages

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The acquisition of Radiant demonstrates the value NCR places on our people, our products & solutions and the leadership position we have in the hospitality and retail industries. We should be very proud of what we have built.

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NCR is committed to the Hospitality, Convenience and Specialty Retail, Cinema and Stadium industries worldwide and the acquisition of Radiant is viewed as a key platform for growth in those industries.

•	Combining our two organizations will accelerate our growth and achieve our strategies faster than either could do alone.

•	Radiant will operate as an intact fully functioning business within NCR with the same people and leaders we have today. This will ensure minimal disruption to our business.

•	Accelerated growth and being part of a larger organization means more opportunity for our people.

•	Compensation and benefits will remain the same for 12 months after close. We will evaluate the compensation and benefit programs at both companies to determine an equitable approach for the future.

•	We acknowledge there will be some cost efficiencies resulting from bringing the two companies together.

•	Do not assume anything about job loss

•	It is too early in the process to know where and how many.

•	We are committed to being open and honest and will communicate more about job loss when we know it.

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Both organizations are committed to keeping the best people. As we identify redundancies, we will ensure that employees at both companies are considered and the most qualified individuals will be retained.

•	Both organizations are growing and actively hiring. Displaced employees will be considered ahead of outside hires for open positions.

•	Severance benefits will be provided for anyone who is terminated as a result of this merger.

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This deal is pending regulatory approval, and it is business as usual until close which is anticipated sometime in Q3 (45-60 days from announcement). Until the closing, you must continue to fulfill your duties for Radiant alone and must not take direction from NCR or any of its employees or representatives about how to conduct Radiant business.

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Radiant Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 11, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.